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Exhibit 99

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com

Contacts:	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883
	Media:	Harry Anderson (805) 563-6816

An Update and Progress Report to Tenet Shareholders
From Jeffrey C. Barbakow, Chairman and CEO

Dec. 19, 2002

To Our Shareholders:

In my Nov. 18 letter to you, I outlined all the efforts that Tenet's board of directors and management are undertaking to address the issues facing the Company. Today, I'd like to update you on a recent development and give you a progress report on the rest.

First, a new development in an old issue. As you may know, several years ago the Department of Justice began global investigations of virtually all U.S. hospitals' coding practices related to certain clinical laboratory test billing and to certain Medicare diagnosis-related groups (DRGs) for inpatient stays. Tenet had previously disclosed in its SEC filings that it was among the providers being scrutinized as part of these national initiatives. Many hospitals and large systems have announced settlements with the government regarding these issues. In fact, Tenet announced its settlement of the lab issues last June for a total of $17 million. Issues related to the inpatient stays are still pending and we recently met with DOJ representatives in an effort to resolve them. We are hopeful that we can achieve resolution, as we did on the lab issues. However, even after lengthy negotiations and mediation in recent days, Tenet and the DOJ remain far apart on settlement terms.

The issues under discussion involve four specific DRGs—as compared to more than 500 in total—and billings for those DRGs from September 1992 through December 1998 by hospitals we currently own; these hospitals were owned by various entities during the period in question, including National Medical Enterprises, American Medical International, OrNda HealthCorp. and various independent, not-for-profit organizations. The four DRGs in question are: 79 (pneumonia), 415 (operating room procedures for infectious and parasitic diseases), 416 (septicemia) and 475 (respiratory system diagnosis with mechanical ventilator).

As you know, we strive to work actively and cooperatively with all regulatory agencies—and we have been doing so diligently in recent weeks. However, we feel very strongly about the merits of our position on these DRG issues and, while we remain hopeful about a resolution, we are prepared to try this case if necessary.

Now, let's turn to a progress report on the Company's efforts since my Nov. 18 letter to shareholders. Since that initial letter, we've completed our review of charging and pricing approaches in Tenet markets. In early December, we made a detailed presentation via webcast reporting historical approaches, by payor category, and outlining new and sustainable approaches for the future. Based on these new approaches and new assumptions, we developed and presented a new forecast for the

Company's economic performance through fiscal 2003 and 2004. All of this information was presented in the webcast, which is still available for replay at www.tenethealth.com.

We've already begun implementing these new approaches. In early December, we announced a new contract in California with HealthNet that is characteristic of one of the Company's new approaches to managed care contracting. The new contract migrates toward a new structure highlighting a blended per diem and case rate, and away from traditional stop loss provisions. This new structure provides benefits to both companies—it provides HealthNet with a more predictable cost basis and gives Tenet protection on high-cost cases. We are very pleased with this contract and the terms that it provides.

We continue to work actively and cooperatively with various regulatory agencies as they look at our current issues and past practices. The Office of Audit Services (OAS) of the Department of Health and Human Services has begun its audit of outlier payments to certain Tenet hospitals. Representatives of OAS arrived at the first Tenet hospital Dec. 9 to test their audit tool. They are expected to complete their on-site work at that hospital this week, and then will expand the audit to additional Tenet hospitals. We are working with the auditors to facilitate a completion of their review as quickly as possible, but expect that the process will take a matter of months.

We continue to have a dialogue with the Securities and Exchange Commission, and we are providing the agency with additional information regarding trading in Tenet shares. In a letter to the Company requesting that information, the Commission again referred to the status of its action as "informal."

The Joint Commission on Accreditation of Healthcare Organizations (JCAHO)—which is the organization that reviews quality systems within hospitals—has begun its expected surveys of Tenet hospitals. The purpose is to ensure the quality of systems and processes within our hospitals. To date, JCAHO has conducted on-site surveys at 17 Tenet hospitals in various markets across the country. The commission has indicated that it expects to complete its review early in 2003.

Additionally, the Company continues its own review of quality control systems at its hospitals nationwide. The purpose of this effort is to audit and strengthen wherever necessary the systems and processes designed to promote quality in Tenet hospitals.

The new management team has been in place for five weeks. All of these efforts have been accomplished since that time. We are working diligently to address the issues confronting the Company and to rebuild the value of your investment in Tenet. We have made every effort to do so with candor. We've identified and illuminated the problems, and communicated our plans to solve them and our progress to date in doing so. We will continue to do so as we move forward.

Meanwhile, business continues. Admissions to our hospitals in the second quarter, which ended Nov. 30, were strong, with same-facility admissions growing well above our prior nine-quarter average of approximately 3 percent. We were proud to announce last week that six Tenet hospitals were recognized in Solucient's annual 100 Top Hospitals Benchmark for Success study, a study that recognizes hospitals for achievements in quality of care, operational efficiency, financial performance and adaptation to the environment. You may also have seen an announcement that Tenet is adopting universally the American Heart Association's "Get with the Guidelines" program to improve treatment for coronary artery disease—58 of our hospitals already participate, and now we are broadening it across the entire Company.

We continue to believe that the best use of the Company's free cash flow is buying Tenet shares. To that end, last week the board expanded its previous authorization, approving the Company's use of free cash flow to repurchase up to 30 million shares of Tenet common stock. We will be able to enter the market shortly after we announce second quarter results, which we expect to do on Monday, Jan. 13.

In the current environment, the Company faces almost daily attacks by parties with agendas that are at odds with the Company. Labor unions and others are stirring negative publicity against the Company and its hospitals, attempting to disrupt our business and further their own ends. When confronted with their rhetoric, we ask that you consider the source.

Even Dr. M. Lee Pearce, who led an unsuccessful proxy fight against our directors in 2000, recently re-entered the fray. As before, Dr. Pearce's current efforts follow failed negotiations in which he has attempted to sell to Tenet some real estate he owns that is adjacent to one of our South Florida hospitals. As before, once Tenet declined to meet his price demands, he has attempted to pressure the Company through the media under the banner of corporate governance. While Dr. Pearce has his own agenda, we do take the issues of governance seriously. The Company has taken many steps to improve its corporate governance in the past few years, and anticipates making further steps in this direction in the coming year.

We remain hard at work and look forward to our next update for you when we announce second quarter results on Monday, Jan. 13.

Sincerely,
Jeffrey C. Barbakow
Chairman and Chief Executive Officer

*
Throughout this letter, all references to Tenet hospitals refer to facilities operated through subsidiaries of Tenet Healthcare Corporation.

**
Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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